
                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                                                    Washington, D. C. 20549

                                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(   ) Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
|                                                     |                                       |                                    |
|1.Name and Address of Reporting Person *             |2.Issuer Name and Ticker/Trading Symbol|6.Relationship of Reporting         |
|                                                     |                                       | Person(s) to Issuer                |
|                                                     |Gasco Energy, Inc. -- GASE             |       (Check All Applicable)       |
|Decker               Michael                    K.   |---------------------------------------| ( X ) Director      (   ) 10% Owner|
| (Last)               (First)                (Middle)|3.IRS Identifica-|4.Statement for      | ( X ) Officer       (   ) Other    |
|                                                     | tion Number of  | Month/Year          | (Give Title below)  (Specify below)|
|14 Inverness Dr. East, Suite H-236                   | Reporting       |                     |                                    |
|                    (Street 1)                       | Person, if      |   December, 2001    | Exec. V.P. & Chief Op. Officer     |
|                                                     | an entity       |---------------------|------------------------------------|
|                                                     |     (Voluntary) | 5.If Amendment,     |7.Individual or Joint/Group Filing  |
|                    (Street 2)                       |                 | Date of Original    |       (Check Applicable)           |
|                                                     |                 |     (Month/Year)    | Form filed by:                     |
|Englewood                               CO     80012 |                 |                     |  (X) One Reporting Person          |
| (City)                              (State)   (Zip) |                 |                     |  ( ) More Than One Reporting Person|
------------------------------------------------------------------------------------------------------------------------------------

                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
|1 Title of Security             |2 Trans- |3 Trans-  |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect    |
|  (Instruction 3)               | action  | action   | (A) or Disposed of (D) | Securities   | Form:     | Beneficial Ownership   |
|                                | Date    | Code     | (Instructions 3, 4, 5) | Beneficially | Direct(D) |    (Instruction 4)     |
|                                | (Month/ | (Instr 8)|------------------------| Owned at     |    or     |                        |
|                                |  Day)   |----------|  Amount   |(A)| Price  | End of Month |Indirect(I)|                        |
|                                |  Year)  | Code | V |           |(D)|        |(Instrs 3, 4) | (Instr 4) |                        |
|--------------------------------|---------|------|---|-----------|---|--------|--------------|-----------|------------------------|
|Common Stock                    |         |      |   |           |   |        |     12,000   |     D     |                        |
|                                |         |      |   |           |   |        |              |           |                        |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                |         |      |   |           |   |        |              |           |                        |
-----------------------------------------------------------------------------------------------------------------------------------|
|                                |         |      |   |           |   |        |              |           |                        |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                |         |      |   |           |   |        |              |           |                        |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                |         |      |   |           |   |        |              |           |                        |
|----------------------------------------------------------------------------------------------------------------------------------|

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-97)

                                                             FORM 4 (Continued)
- ----------------------------------------------------------------------------------------------------------------------------------

                            Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|            |        |        |        |                 |                 |                  |        |        |       |         |
|1.Title of  |2.Con-  |3.Trans-|4.Trans-|5.Number of      |6.Date           |7.Title and Amount|8.Price |9.Number|10.Own-|11.Nature|
| Derivative | ver-   | action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership | of      |
| Security   | sion   | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Form of|Indirect |
| (Instr 3)  | or     | (Month/| (Instr | Acquired (A) or | (Month/Day/Year)|(Instructions 3,4)| vative |Secur-  |of Der-|Benefici-|
|            | Exer-  | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |ivative|al       |
|            | cise   | Year)  |        |(Instrs 3, 4, 5) | Date   | Expir- |        |Amount   | urity  |Owned at|Securi-|Ownership|
|            | Price  |        |--------|-----------------| Exer-  | ation  |  Title |or Num-  |(Instr  |End of  |ties:  |(Instr 4)|
|            | of     |        |Code| V |  (A)   |  (D)   | cisable| Date   |        |ber of   |   5)   |Month   |Direct |         |
|            | Deriva-|        |    |   |        |        |        |        |        |Shares   |        |(Instr4 |(D) or |         |
|            | tive   |        |    |   |        |        |        |        |        |         |        |        |Indi-  |         |
|            | Securi-|        |    |   |        |        |        |        |        |         |        |        |rect(I)|         |
|            | ty     |        |    |   |        |        |        |        |        |         |        |        |(Instr |         |
|            |        |        |    |   |        |        |        |        |        |         |        |        |   4)  |         |
|------------|--------|--------|----|---|--------|--------|--------|--------|--------|---------|--------|--------|-------|---------|
|Option to   |$3.15/sh|        |    |   |        |        |07-02-01|07-02-06|Common  | 100,000 |(1)<F1> |100,000 |   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock  |         |        |        |       |         |
------------------------------------------------------------------------------------------------------------------------------------
|Option to   |$3.15/sh|        |    |   |        |        |10-02-01|10-02-06|Common  |  25,000 |(1)<F1> | 25,000 |   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock  |         |        |        |       |         |
------------------------------------------------------------------------------------------------------------------------------------
|Option to   |$3.15/sh|        |    |   |        |        |01-02-02|01-02-07|Common  |  25,000 |(1)<F1> | 25,000 |   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock  |         |        |        |       |         |
-----------------------------------------------------------------------------------------------------------------------------------|
|Option to   |$3.15/sh|        |    |   |        |        |04-02-02|04-02-07|Common  |  25,000 |(1)<F1> | 25,000 |   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock  |         |        |        |       |         |
-----------------------------------------------------------------------------------------------------------------------------------|
|Option to   |$3.15/sh|        |    |   |        |        |07-02-02|07-02-07|Common  |  25,000 |(1)<F1> | 25,000 |   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock  |         |        |        |       |         |
-----------------------------------------------------------------------------------------------------------------------------------|
|Option to   |$3.15/sh|        |    |   |        |        |10-02-02|10-02-07|Common  |  25,000 |(1)<F1> | 25,000 |   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock  |         |        |        |       |         |
-----------------------------------------------------------------------------------------------------------------------------------|
|Option to   |$3.15/sh|        |    |   |        |        |01-02-03|01-02-08|Common  |  25,000 |(1)<F1> | 25,000 |   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock  |         |        |        |       |         |
-----------------------------------------------------------------------------------------------------------------------------------|
|Option to   |$3.15/sh|        |    |   |        |        |04-02-03|04-02-08|Common  |  25,000 |(1)<F1> | 25,000 |   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock  |         |        |        |       |         |
-----------------------------------------------------------------------------------------------------------------------------------|
|Option to   |$3.15/sh|        |    |   |        |        |07-02-03|07-02-08|Common  |  25,000 |(1)<F1> | 25,000 |   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock  |         |        |        |       |         |
-----------------------------------------------------------------------------------------------------------------------------------|
|Option to   |$2.00/sh|        |    |   |        |        |12-31-01|12-31-11|Common  | 114,000 |(1)<F1> | 114,000|   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock   |        |        |        |       |         |
-----------------------------------------------------------------------------------------------------------------------------------|


Explanation of Responses:

<F1>
(1) These options were issued as compensation


                                                                 /S/MICHAEL K. DECKER                                4-08-02
                                                                 -------------------------------------------------------------------
                                                                 Michael K. Decker                                    Date
                                                                 **  Signature of Reporting Person

**  Intentional misstatements or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
       SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a valid OMB Number.